Exhibit 107

Calculation of Filing Fee Tables

Form S-3

Flowco Holdings Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid (1)	Equity	Class A common stock, $0.0001 par value per share	Rule 457(c)	1,454,849	$20.93	$30,449,989.57	$0.0001381	$4,205.14
	Total Offering Amounts					$30,449,989.57		$4,205.14
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$4,205.14

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Class A common stock being registered hereunder include an indeterminate number of shares of Class A common stock that may be issued in connection with stock splits, stock dividends or other distribution, recapitalization or similar events with respect to the shares of Class A common stock being registered. The proposed maximum offering price per share and maximum aggregate offering price for the shares of Class A Common Stock covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale price of Class A Common Stock, as reported on the New York Stock Exchange on March 30, 2026, which date is within five business days prior to filing this registration statement.